Exhibit 2.2

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JUNE 25, 2023.

THE SECURITIES REPRESENTED HEREBY WILL BE VOID AFTER THE TIME OF EXPIRY AS DESCRIBED HEREIN. DO NOT DESTROY THIS CERTIFICATE.

BROKER WARRANT TO PURCHASE COMMON SHARES

OF

PREMIUM NICKEL RESOURCES LTD.
(a company existing under the laws of Ontario)

Number 2023-02-BW-00[●]	Number of Broker Warrants represented by this Certificate: [●]

THIS CERTIFIES THAT, for value received by the undersigned, [Insert Registration Name and Address] (the “Holder”), being the registered holder of that number of Broker Warrants (as defined herein) set forth above is entitled, at any time prior to the Expiry Time (as defined herein) to subscribe for and purchase the number of Broker Shares (as defined herein) of the Company (as defined herein) set forth above on the basis of one Broker Share at a price equal to the Exercise Price (as defined herein) for each Broker Warrant exercised, subject to adjustment as set out herein, by surrendering to the Company at its principal office, Premium Nickel Resources Ltd., c/o Bennett Jones LLP, First Canadian Place, 100 King Street West, Suite 3400, Toronto, Ontario M5X 1A4, Canada, this Broker Warrant Certificate (as defined herein), together with a completed and executed Subscription Form attached hereto, and payment in full for the Broker Shares being purchased.

The Company shall treat the Holder as the absolute owner of the Broker Warrants evidenced by this Broker Warrant Certificate for all purposes and the Company shall not be affected by any notice or knowledge to the contrary. The Holder shall be entitled to the rights evidenced by this Broker Warrant Certificate free from all equities and rights of set-off or counterclaim between the Company and the original or any intermediate holder, all persons may act accordingly and the receipt by the Holder of the Broker Shares issuable upon exercise hereof shall be a good discharge to the Company and the Company shall not be bound to inquire into the title of any such Holder.

1.	Definitions: In this Broker Warrant Certificate, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings:

(a)	“Adjustment Period” means the period commencing on the date hereof and ending at the Expiry Time;

(b)	“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions are closed in Toronto, Ontario;

(c)	“Broker Shares” means the Common Shares issuable upon due exercise of the Broker Warrants, in accordance with the terms of this Broker Warrant Certificate;

(d)	“Broker Warrant” means a Broker Warrant, each exercisable to purchase one Broker Share at the Exercise Price until the Expiry Time;

(e)	“Broker Warrant Certificate” means this certificate representing the Broker Warrants;

(f)	“Common Shares” means the common shares of the Company as such shares are constituted on the date hereof, as the same may be reorganized, reclassified or otherwise changed pursuant to any of the events set out in Section 12 hereof;

(g)	“Company” means Premium Nickel Resources Ltd., a company existing under the laws of Ontario, and its successors and assigns;

(h)	“Current Market Price” of a Common Share at any date means the price per share equal to the volume weighted average trading price at which the Common Shares have traded on the principal stock exchange or over-the-counter market on which the Common Shares may then be listed or posted for trading during the 20 consecutive Trading Days prior to the relevant date, with the volume weighted average trading price per Common Share being determined by dividing the aggregate sale price of all Common Shares sold on the said exchange or market, as the case may be, during the said 20 consecutive Trading Days by the aggregate number of Common Shares so sold or, if the Common Shares are not listed or quoted on any stock exchange or over-the-counter market, then the Current Market Price shall be as determined by the directors of the Company, acting reasonably;

(i)	“Dividends Paid in the Ordinary Course” means dividends paid in any financial year of the Company, whether in (i) cash, (ii) shares of the Company, or (iii) warrants or similar rights to purchase any shares of the Company or property or other assets of the Company, provided that the value of such dividends does not in such financial year exceed the greater of:

(i)	150% of the aggregate amount of dividends paid by the Company on the Common Shares in the 12-month period ending immediately prior to the first day of such financial year; and

(ii)	100% of the consolidated net earnings from continuing operations of the Company, before any extraordinary items, for the 12-month period ending immediately prior to the first day of such financial year (such consolidated net earnings from continuing operations to be computed in accordance with generally accepted accounting principles in Canada);

(j)	“Exercise Price” means $1.75 per Broker Share, subject to adjustment in accordance with Section 12 hereof;

(k)	“Expiry Date” means February 24, 2025;

(l)	“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date;

(m)	“Holder” has the meaning ascribed thereto on the face page of this Broker Warrant Certificate;

(n)	“person” means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof or any other entity whatsoever;

(o)	“Stock Exchange” means the TSX Venture Exchange or such other recognized stock exchange on which the Common Shares are then listed for trading and which forms the primary trading market for such shares;

(p)	“Trading Day” with respect to a stock exchange, market or over-the-counter market means a day on which such stock exchange or over-the-counter market is open for business;

(q)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

(r)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2.	Expiry Time: At the Expiry Time, all rights under the Broker Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall expire and be of no further force and effect. Nothing contained herein shall confer any right upon the Holder hereof or any other person to subscribe for or purchase any Broker Shares at any time subsequent to the Expiry Time.

3.	Exercise Procedure:

(a)	The Holder may exercise the right to subscribe and purchase the number of Broker Shares herein provided for by delivering to the Company prior to the Expiry Time at its principal office (or to such other address as the Company may notify the Holder) this Broker Warrant Certificate, with the Subscription Form attached hereto duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, together with a certified cheque, wire transfer or bank draft payable to or to the order of the Company in an amount in the lawful currency of Canada equal to the aggregate Exercise Price in respect of the Broker Warrants so exercised. Any Broker Warrant Certificate so surrendered shall be deemed to be surrendered only upon delivery thereof to the Company at its principal office set forth herein (or to such other address as the Company may notify the Holder).

(b)	Upon such delivery as aforesaid, the Company shall cause to be issued to the Holder hereof the Broker Shares subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this Broker Warrant Certificate and the Holder hereof shall become a shareholder of the Company in respect of the Broker Shares subscribed for with effect from the date of such delivery and shall be entitled to delivery of certificates evidencing the Broker Shares and the Company shall cause such certificates to be delivered to the Holder hereof at the address or addresses specified in such subscription as soon as practicable, and in any event within five Business Days of such delivery.

(c)	The Broker Warrants and the Broker Shares have not been and will not be registered under the U.S. Securities Act or under state securities laws of any state in the United States. Accordingly, the Broker Warrants and the Broker Shares may not be offered or sold to or by a person in the United States, unless an exemption from registration is available under the U.S. Securities Act and any applicable U.S. state securities laws.

4.	Legends on Certificates: The Broker Warrants and the Broker Shares are subject to certain resale restrictions under applicable securities laws. In the event that any Broker Warrants are exercised prior to June 25, 2023, the certificates representing the Broker Shares issued upon such exercise shall bear, in addition to any other legends required by applicable laws, the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JUNE 25, 2023.”

5.	Partial Exercise: The Holder may subscribe for and purchase a number of Broker Shares less than the maximum number the Holder is entitled to purchase pursuant to the full exercise of this Broker Warrant Certificate. In the event of any such subscription prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new Broker Warrant Certificate in respect of the balance of the Broker Shares which the Holder was entitled to subscribe for pursuant to this Broker Warrant Certificate and which were then not purchased (with or without legends as appropriate).

6.	No Fractional Shares: Notwithstanding any adjustments provided for in Section 12 hereof or otherwise, the Company shall not be required upon the exercise of any Broker Warrants to issue fractional Broker Shares and, in any such case, the number of Broker Shares issuable upon the exercise of any Broker Warrants shall be rounded down to the nearest whole number, without payment or compensation in lieu thereof.

7.	Exchange of Broker Warrant Certificates: This Broker Warrant Certificate may be exchanged for Broker Warrant Certificates representing in the aggregate the same number of Broker Warrants and entitling the Holder thereof to subscribe for and purchase an equal aggregate number of Broker Shares at the same Exercise Price and on the same terms as this Broker Warrant Certificate (with or without legends as may be appropriate). Any Broker Warrant Certificate tendered for exchange shall be surrendered to the Company and cancelled.

8.	Transfer of Broker Warrants: The Broker Warrants evidenced by this Broker Warrant Certificate are non-assignable and non-transferable and may not be exercised by or for the benefit of any person other than the Holder without the prior written consent of the Company. Notwithstanding the foregoing, the Holder is entitled to transfer the within Broker Warrant Certificate to a subsidiary or to an entity of which the Holder is a subsidiary by executing the Transfer Form attached hereto and delivering it and this Broker Warrant Certificate to the Company. No transfer of this Broker Warrant shall be made if in the opinion of counsel to the Company such transfer would result in the violation of any applicable securities laws. Subject to the foregoing, the Company shall issue and mail as soon as practicable, and in any event within five (5) Business Days of such delivery, a new Broker Warrant Certificate (with or without legends as may be appropriate) registered in the name of the transferee or as the transferee may direct and shall take all other necessary actions to effect the transfer as directed in the Transfer Form.

9.	Not a Shareholder: Nothing in this Broker Warrant Certificate or in the holding of a Broker Warrant evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company. All Broker Warrants shall rank pari passu, notwithstanding the date of issue thereof.

10.	No Obligation to Purchase: Nothing herein contained or done pursuant hereto shall obligate the Holder to subscribe for or the Company to issue any shares except those Broker Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

11.	Covenants:

(a)	The Company covenants and agrees that so long as any Broker Warrants evidenced hereby remain outstanding, (i) it shall use commercially reasonable efforts to preserve and maintain its corporate existence, subject to the exceptions provided in Section 11(b) below, and (ii) it shall allot and authorize for issuance a sufficient number of Broker Shares to satisfy the right of purchase provided for herein, and upon due exercise of the Broker Warrants in accordance with the terms of this Broker Warrant Certificate, the Company will cause the Broker Shares subscribed for and purchased in the manner herein provided to be issued and delivered as directed and such Broker Shares shall be issued as fully paid and non-assessable Common Shares and the holders thereof shall not be liable to the Company or to its creditors in respect thereof.

(b)	The Company covenants and agrees that so long as any Broker Warrants evidenced hereby remain outstanding, it shall use its commercially reasonable efforts to remain listed on the Stock Exchange or such other market or over-the-counter market as the Common Shares may be listed or quoted (as the case may be), from time to time, and remain a reporting issuer not in default of the requirements of the applicable securities laws in the Canadian jurisdictions in which the Company is currently or hereafter becomes a reporting issuer, provided that this covenant shall not prevent the Company from completing any transaction which would result in the Company graduating to the Toronto Stock Exchange or any national securities exchange registered under the U.S. Exchange Act of 1934, as amended, or ceasing to be listed on the Stock Exchange or ceasing to be a “reporting issuer”, respectively, so long as the holders of the Common Shares receive securities of an entity which is listed on a recognized stock exchange in Canada, a national securities exchange in the United States or cash, or the holders of the Common Shares have approved the transaction in accordance with the requirements of applicable corporate and securities laws and the policies of the Stock Exchange.

(c)	The Company shall use its commercially reasonable efforts to ensure the Broker Shares are listed and posted for trading on the Stock Exchange at the time of exercise of the Broker Warrants, subject to the exceptions provided in Section 11(b) above.

(d)	If the issuance of the Broker Shares upon the exercise of the Broker Warrants requires any filing or registration with or approval of any securities regulatory authority or other governmental authority in Canada or compliance with any other requirement under any Canadian law before such securities may be validly issued (other than the filing of a prospectus or similar disclosure document), the Company agrees to take such actions as may be necessary to secure such filing, registration, approval or compliance, as the case may be.

(e)	The Company will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required for the accomplishing and effecting of the intentions and provisions of this Broker Warrant Certificate.

12.	Adjustments:

(a)	Adjustment: The rights of the Holder, including the number of Broker Shares issuable upon the exercise of such Broker Warrants, will be adjusted from time to time in the events and in the manner provided in, and in accordance with the provisions of, this Section. The purpose and intent of the adjustments provided for in this Section is to ensure that the rights and obligations of the Holder are neither diminished nor enhanced as a result of any of the events set forth in paragraphs (b) or (c) of this Section. Accordingly, the provisions of this Section shall be interpreted and applied in accordance with such purpose and intent.

(b)	The Exercise Price in effect at any date will be subject to adjustment from time to time as follows:

(i)	Share Reorganization: If and whenever at any time during the Adjustment Period, the Company shall (A) subdivide, redivide or change the outstanding Common Shares into a greater number of Common Shares, (B) consolidate, combine or reduce the outstanding Common Shares into a lesser number of Common Shares, or (C) fix a record date for the issue of, or issue, Common Shares or securities convertible into or exchangeable for Common Shares to all or substantially all of the holders of Common Shares by way of a stock dividend or other distribution other than a Dividend Paid in the Ordinary Course then, in each such event, the Exercise Price shall, on the record date for such event or, if no record date is fixed, the effective date of such event, be adjusted so that it will equal the rate determined by multiplying the Exercise Price in effect immediately prior to such date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such date before giving effect to such event, and of which the denominator shall be the total number of Common Shares outstanding on such date after giving effect to such event. Such adjustment shall be made successively whenever any such event shall occur. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date for such stock dividend for the purpose of calculating the number of outstanding Common Shares under paragraphs 12(b)(i) and (ii) hereof.

(ii)	Rights Offering: If and whenever at any time during the Adjustment Period, the Company shall fix a record date for the issue of rights, options or warrants to all or substantially all of the holders of Common Shares entitling the holders thereof, within a period expiring not more than 45 days after the record date for such issue, to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) at a price per share (or having a conversion or exchange price per share) less than 95% of the Current Market Price on such record date, then the Exercise Price shall be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus the number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares so offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market Price, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares so offered for subscription or purchase (or into or for which the convertible or exchangeable securities so offered are convertible or exchangeable). Any Common Shares owned by or held for the account of the Company or any subsidiary of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, provided that if two or more such record dates referred to in this paragraph 12(b)(ii) are fixed within a period of 25 Business Days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates. To the extent that any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect based upon the number of Common Shares (or securities convertible into or exchangeable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

(iii)	Distribution: If and whenever at any time during the Adjustment Period, the Company shall fix a record date for the making of a distribution to all or substantially all of the holders of Common Shares of (A) shares of any class other than Common Shares whether of the Company or any other corporation, (B) rights, options or warrants to acquire Common Shares or securities exchangeable for or convertible into Common Shares or property or other assets of the Company (other than a Rights Offering as described in Section 12(b)(ii) above), (C) evidences of indebtedness, or (D) cash (including any cash dividend), securities or other property or assets then, in each such case and if such distribution does not constitute a Dividend Paid in the Ordinary Course, or fall under clauses (i) or (ii) above, the Exercise Price will be adjusted immediately after such record date so that it will equal the rate determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price on the earlier of such record date and the date on which the Company announces its intention to make such distribution, less the aggregate fair market value (as determined by the directors, acting reasonably, at the time such distribution is authorized) of such shares or rights, options or warrants or evidences of indebtedness or cash, securities or other property or assets so distributed, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Price. Any Common Shares owned by or held for the account of the Company or any subsidiary of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, provided that if two or more such record dates referred to in this paragraph 12(b)(iii) are fixed within a period of 25 Business Days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates. To the extent that any such rights, options or warrants so distributed are not exercised prior to the expiration thereof, the Exercise Price shall then be readjusted to the Exercise Price which would then be in effect based upon such rights, options or warrants or evidences of indebtedness or cash, securities or other property or assets actually distributed or based upon the number or amount of securities or the property or assets actually issued or distributed upon the exercise of such rights, options or warrants, as the case may be.

(c)	Reclassifications: If and whenever at any time during the Adjustment Period, there is (A) any reclassification of, or redesignation of or amendment to the outstanding Common Shares, any change of the Common Shares into other shares or any other reorganization of the Company (other than as described in subsection 12(b) hereof), (B) any consolidation, amalgamation, arrangement, merger or other form of business combination of the Company with or into any other corporation resulting in any reclassification of the outstanding Common Shares, any change or exchange of the Common Shares into other shares or any other reorganization of the Company, or (C) any sale, lease, exchange or transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or entity, then, in each such event, the Holder of this Broker Warrant Certificate which is thereafter exercised shall be entitled to receive, and shall accept, in lieu of the number of Common Shares to which such Holder was theretofore entitled upon such exercise, the kind and number or amount of shares or other securities or property which such Holder would have been entitled to receive as a result of such event if, on the effective date thereof, such Holder had been the registered holder of the number of Common Shares to which such Holder was theretofore entitled upon such exercise. If necessary as a result of any such event, appropriate adjustments will be made in the application of the provisions set forth in this subsection with respect to the rights and interests thereafter of the Holder of this Broker Warrant Certificate to the end that the provisions set forth in this subsection will thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares or other securities or property thereafter deliverable upon the exercise of the Broker Warrants. Any such adjustments will be made by and set forth in an instrument supplemental hereto approved by the directors, acting reasonably, and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(d)	If at any time during the Adjustment Period any adjustment or readjustment in the Exercise Price shall occur pursuant to the provisions of subsection 12(b) or 12(c) of this Broker Warrant Certificate, then the number of Broker Shares purchasable upon the subsequent exercise of the Broker Warrants shall be simultaneously adjusted or readjusted, as the case may be, by multiplying the number of Broker Shares purchasable upon the exercise of the Broker Warrants immediately prior to such adjustment or readjustment by a fraction which shall be the reciprocal of the fraction used in the adjustment or readjustment of the Exercise Price.

13.	Rules Regarding Calculation of Adjustment of Exercise Price:

(a)	The adjustments provided for in Section 12 are cumulative and will, in the case of adjustments to the Exercise Price, be computed to the nearest whole cent and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 13.

(b)	No adjustment in the Exercise Price is required to be made unless such adjustment would result in a change of at least 1% in the prevailing Exercise Price and no adjustment in the Exercise Price is required unless such adjustment would result in a change of at least one one-hundredth of a Broker Share; provided, however, that any adjustments which, except for the provisions of this subsection, would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustments.

(c)	No adjustment in the Exercise Price will be made in respect of any event described in Section 12, other than the events referred to in clauses 12(b)(i)(A) and 12(b)(i)(B) and Section 12(c), if the Holder is entitled to participate in such event on the same terms, mutatis mutandis, as if the Holder had exercised these Broker Warrants prior to or on the effective date or record date of such event.

(d)	No adjustment in the Exercise Price will be made under Section 12 in respect of the issue from time to time of Common Shares issuable from time to time as Dividends Paid in the Ordinary Course to holders of Common Shares who exercise an option or election to receive substantially equivalent dividends in Common Shares in lieu of receiving a cash dividend.

(e)	If at any time a question or dispute arises with respect to adjustments provided for in Section 12, such question or dispute will be conclusively determined by the auditor of the Company or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the directors of the Company and any such determination, subject to regulatory approval and absent manifest error, will be binding upon the Company and the Holder. The Company will provide such auditor or chartered accountant with access to all necessary records of the Company.

(f)	In case the Company after the date of issuance of this Broker Warrant Certificate takes any action affecting the Common Shares, other than an action described in Section 12, which in the opinion of the board of directors of the Company would materially affect the rights of the Holder, the Exercise Price will be adjusted in such manner, if any, and at such time, by action of the board of directors of the Company in their sole discretion, acting reasonably and in good faith, but subject in all cases to any necessary regulatory approval. Failure of the taking of action by the board of directors of the Company so as to provide for an adjustment on or prior to the effective date of any action by the Company affecting the Common Shares will be conclusive evidence that the board of directors of the Company has determined that it is equitable to make no adjustment in the circumstances.

(g)	If the Company sets a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, decides not to implement its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment in the Exercise Price will be required by reason of the setting of such record date.

(h)	In the absence of a resolution of the board of directors of the Company fixing a record date for any event which would require any adjustment pursuant to this Broker Warrant Certificate, the Company will be deemed to have fixed as the record date therefor the date on which the event is effected.

(i)	As a condition precedent to the taking of any action which would require any adjustment pursuant to this Broker Warrant Certificate, including the Exercise Price, the Company shall take any corporate action which may be necessary in order that the Company or any successor to the Company or successor to the undertaking or assets of the Company have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(j)	The Company will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 12, forthwith give notice to the Holder specifying the event requiring such adjustment or readjustment and the results thereof, including the resulting Exercise Price.

(k)	The Company covenants to and in favour of the Holder that so long as any Broker Warrants represented by this Broker Warrant Certificate remain outstanding, it will give notice to the Holder of the effective date or of its intention to fix a record date for any event referred to in Section 12 whether or not such action would give rise to an adjustment in the Exercise Price or the number and type of securities issuable upon the exercise of the Broker Warrants and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Company shall only be required to specify in such notice such particulars of such event as have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days in each case prior to such applicable record date or effective date.

(l)	In any case that an adjustment pursuant to Section 12 shall become effective immediately after a record date for or an effective date of an event referred to herein, the Company may defer, until the occurrence and consummation of such event, issuing to the Holder of this Broker Warrant Certificate, if exercised after such record date or effective date and before the occurrence and consummation of such event, the additional Broker Shares or other securities or property issuable upon such exercise by reason of the adjustment required by such event; provided, however, that the Company will deliver to the Holder an appropriate instrument evidencing the Holder’s right to receive such additional Broker Shares or other securities or property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional Broker Shares or other securities or property declared in favour of the holders of record of Common Shares or of such other securities or property on or after the date of exercise of the Broker Warrants or such later date as the Holder would, but for the provisions of this subsection, have become the holder of record of such additional Broker Shares or of such other securities or property.

14.	Consolidation and Amalgamation:

(a)	The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, arrangement, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Company and the successor corporation shall have executed such instruments and done such things as the Company, acting reasonably, considers necessary or advisable to establish that upon the consummation of such transaction:

(i)	the successor corporation will have assumed all the covenants and obligations of the Company under this Broker Warrant Certificate, and

(ii)	the Broker Warrants and the terms set forth in this Broker Warrant Certificate will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights and benefits of the Holder under this Broker Warrant Certificate.

(b)	Whenever the conditions of subsection 14(a) shall have been duly observed and performed, the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Company under this Broker Warrant Certificate in the name of the Company or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Company may be done and performed with like force and effect by the like directors or officers of the successor corporation.

15.	Representation and Warranty: The Company hereby represents and warrants with and to the Holder that the Company is duly authorized and has all corporate and lawful power and authority to create and issue the Broker Warrants evidenced hereby and the Broker Shares issuable upon the exercise hereof and to perform its obligations hereunder and that this Broker Warrant Certificate represents a valid, legal and binding obligation of the Company enforceable against the Company in accordance with its terms, provided that enforcement thereof may be limited by laws affecting creditors’ rights generally and that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

16.	If Share Transfer Books Closed: The Company shall not be required to deliver certificates for Broker Shares while the share transfer books of the Company are properly closed, prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the exercise of Broker Warrants and the surrender of this Broker Warrant Certificate in accordance with the provisions hereof during any such period, delivery of certificates for Broker Shares may be postponed for a period not exceeding five Business Days after the date of the re-opening of said share transfer books provided that any such postponement of delivery of certificates shall be without prejudice to the right of the Holder, if the Holder has surrendered the same and made payment during such period, to receive such certificates for the Broker Shares called for after the share transfer books shall have been re-opened and shall be without prejudice to the rights of the Holder pursuant to this Broker Warrant Certificate and the Broker Shares that would have otherwise been issued had it not been for such postponement.

17.	Lost Certificate: If this Broker Warrant Certificate evidencing the Broker Warrants issued hereby becomes stolen, lost, mutilated or destroyed, the Company may, on such terms as it may in its discretion, acting reasonably, impose, issue and countersign a new Broker Warrant Certificate of like denomination, tenor and date as this Broker Warrant Certificate so stolen, lost, mutilated or destroyed.

18.	Governing Law: This Broker Warrant Certificate shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

19.	Severability: If any one or more of the provisions or parts thereof contained in this Broker Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom.

20.	Amendments: The provisions of this Broker Warrant Certificate may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Company and the Holder.

21.	Headings: The headings of the articles, sections, subsections, clauses and subclauses of this Broker Warrant Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Broker Warrant Certificate.

22.	Numbering of Articles, etc.: Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause, or subclause refers to the article, section, subsection, clause or subclause bearing that number or letter in this Broker Warrant Certificate.

23.	Gender: Whenever used in this Broker Warrant Certificate, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter gender, and vice versa.

24.	Day not a Business Day: In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

25.	Binding Effect: This Broker Warrant Certificate and all of its provisions shall enure to the benefit of the Holder and its successors, assigns and legal representatives and shall be binding upon the Company and its successors, permitted assigns and legal representatives.

26.	Notice: Unless herein otherwise expressly provided, a notice to be given hereunder will be deemed to be validly given if the notice is sent electronically or by prepaid same day courier addressed as follows:

(a)	if to the Holder, at the latest address of the Holder as recorded on the books of the Company; and

(b)	if to the Company, at:

Premium Nickel Resources Ltd.

3400 One First Canadian Place

P.O. Box 130

Toronto, Ontario, Canada

M5X 1A4

Attention: Keith Morrison, CEO & Director

Email: kmorrison@premiumnickel.com

with a copy to (which shall not constitute notice):

Bennett Jones LLP
First Canadian Place
100 King Street West, Suite 3400

Toronto, Ontario M5X 1A4

Attention: Sander Grieve / Andrew Disipio

Email: grieves@bennettjones.com / disipioa@bennettjones.com

27.	Time of Essence: Time shall be of the essence hereof.

28.	Canadian Dollars: Except as otherwise expressly noted, all references herein to dollar amounts are to the lawful money of Canada.

29.	Signature and Electronic Copies: This Broker Warrant Certificate may be signed digitally or by other electronic means, which shall be deemed to be an original and shall be deemed to have the same legal effect and validity as a certificate bearing an original signature. A signed copy of this Broker Warrant Certificate transmitted by facsimile, email or other electronic transmission shall be deemed to have the same legal effect and validity as delivery of an originally executed copy of this Broker Warrant Certificate, provided that if this Broker Warrant Certificate bears a digital or electronic signature as contemplated above and the Company is delivering this Broker Warrant Certificate by electronic transmission pursuant to this Section 29, then the Company represents to the Holder that the electronically transmitted Broker Warrant Certificate is the only executed copy to be issued to the Holder by the Company.

Remainder of page intentionally left blank. Signature page follows.

IN WITNESS WHEREOF the Company has caused this Broker Warrant Certificate to be signed by its duly authorized officer as of this _____ day of ____________, 2023.

PREMIUM NICKEL RESOURCES LTD.

Per:
Authorized Signatory

SUBSCRIPTION FORM

TO:	Premium Nickel Resources Ltd.
3400 One First Canadian Place
P.O. Box 130
Toronto, Ontario, Canada
M5X 1A4

The undersigned holder of the within Broker Warrant Certificate hereby irrevocably subscribes for ______________ Broker Shares of Premium Nickel Resources Ltd. (the “Company”) pursuant to the terms of the within Broker Warrant Certificate and tenders herewith a certified cheque, wire transfer or bank draft payable to the order of the Company for $_______________ ($1.75 per Broker Share, subject to any adjustments in accordance with the terms of the within Broker Warrant Certificate) in full payment therefor and delivers the Broker Warrant Certificate representing the Broker Warrants entitling the undersigned to subscribe for the above-mentioned number of Broker Shares.

The undersigned hereby directs that the Broker Shares be issued as follows:

NAME(S) IN FULL	ADDRESS(ES)	NUMBER OF BROKER SHARES

DATED this ________ day of __________________, 20_____.

NAME:

Signature of Authorized Representative:
Print Name:

________Please check if the certificate(s) representing the Broker Shares are to be delivered at the office where this Broker Warrant Certificate is surrendered, failing which such certificate(s) will be mailed to the address in the registration instructions set out above.

Notes:

Terms used herein but not otherwise defined have the meanings ascribed thereto in the attached Broker Warrant Certificate.

If any Broker Warrants represented by the Broker Warrant Certificate are not being exercised, a new Broker Warrant Certificate representing the unexercised Broker Warrants will be issued and delivered with the certificates representing the Broker Shares.

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned transferor hereby sells, assigns and transfers unto

(Transferee)

(Address)

_________of the Broker Warrants registered in the name of the undersigned transferor represented by the attached Broker Warrant Certificate.

THE UNDERSIGNED TRANSFEROR HEREBY CERTIFIES AND DECLARES that (i) the transfer is made to a subsidiary of the Holder or an entity of which the Holder is a subsidiary, and (ii) the Broker Warrants are not being offered, sold or transferred to, or for the account or benefit of, a “U.S. person” (as defined in Regulation S under the United States Securities Act of 1933, as amended) or a person within the United States.

DATED this day of , _______________________.

Signature of Registered Holder	Signature Guarantee
(Transferor)

Print name of Registered Holder

Address

NOTE:	The signature on this transfer form must correspond with the name as recorded on the face of the Broker Warrant Certificate in every particular without alteration or enlargement or any change whatsoever or this transfer form must be signed by a duly authorized trustee, executor, administrator, curator, guardian, attorney of the Holder or a duly authorized signing officer in the case of a corporation. If this transfer form is signed by any of the foregoing, or any person acting in a fiduciary or representative capacity, the Broker Warrant Certificate must be accompanied by evidence of authority to sign.